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                        EXHIBIT 3(c) TO FORM 10-K FOR THE
                      FISCAL YEAR ENDED SEPTEMBER 30, 1995


                        THE FOLLOWING WAS ADOPTED BY THE
             BOARD OF DIRECTORS OF BLISS & LAUGHLIN INDUSTRIES INC.
                                ON JULY 24, 1995

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     RESOLVED, that Article II, Section 2.8 of the By-Laws of this Corporation be and it hereby is amended in its entirety to read as follows:

          "Section 2.8. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation or these by-laws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If less than a quorum are present, a majority of those directors present may adjourn the meeting from time to time until a quorum is present. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting."